Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statement (No. 333-163866) on Form S-3 and the Registration Statement on Form S-8 (No. 333-170692) of Retail Opportunity Investments Corp. of our report dated June 1, 2011, relating to our audit of the Statement of Revenues and Certain Expenses of Pinole Vista, for the year ended December 31, 2010, included in this Current Report on Form 8-K.

/s/ PKF LLP

New York, New York
June 1, 2011